                                                                      Exhibit 99

--------------------------------------------------------------------------------
                                  NEWS RELEASE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                           Northern Trust Corporation
                             50 South LaSalle Street
                             Chicago, Illinois 60675
                    Contact: Bev Fleming, Investor Relations
                                (312) 444-7811 or
                      Katherine Sopranos, Public Relations
Release #01521                   (312) 444-4281     http://www.northerntrust.com
--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE
---------------------

NORTHERN TRUST CORPORATION REPORTS 2001 THIRD QUARTER EARNINGS OF $.55 PER SHARE, UP 4%.

(Chicago, October 15, 2001) Northern Trust Corporation reported net income per share of $.55 for the third quarter, an increase of 4% from the $.53 per share earned a year ago. Net income increased to $126.6 million from the $123.3 million earned in the third quarter of last year. This performance resulted in a return on average common equity of 19.6%.

          William A. Osborn, Chairman and Chief Executive Officer, commented, "In a quarter when worldwide equity markets continued to decline sharply and the general economy continued to soften, we are reporting a 4% increase in third quarter earnings per share from a year ago. For the first nine months of the year our earnings per share are up 8%. While total revenues in the quarter were essentially flat from last year, our management of expenses was particularly effective, resulting in positive operating leverage. We are also pleased that the new business sold remains strong in this difficult environment. As a result of this new business, trust assets under administration declined only 6% to $1.58 trillion since September 2000, despite the significant declines in equity markets, as evidenced by the 28% decline in the S&P 500 equity index. Assets under management declined 3% since last year and totaled $327.5 billion.

          While economic and market conditions have been challenging this year, they are made even more difficult because of the unexpected and horrific events of September 11th. Nevertheless, the long-term fundamentals of our business remain extremely positive. We continue to attract new business and build on our diversified client base, and remain confident in the success of our focused strategy."

                                     -more-

                      THIRD QUARTER PERFORMANCE HIGHLIGHTS

         Revenues increased slightly to $551.4 million, up from $549.0 million in last year's third quarter. Trust fees were essentially unchanged at $304.3 million in the quarter, compared to $304.7 million in the third quarter of last year. Trust fees represented 55% of total third quarter revenues and total fee-related income represented 71% of total revenues.

         Trust fees from Personal Financial Services (PFS) in the quarter totaled $153.5 million, compared to $158.7 million in the year-ago quarter. The decline in PFS trust fees resulted from sharply lower equity markets, partially offset by new business throughout Northern Trust's national PFS network. With the opening of the Belleair Bluff office this Fall, Northern Trust will have 27 Personal Financial Services offices in Florida. Personal trust assets under administration totaled $149.8 billion at September 30, 2001 compared to $171.2 billion at September 30, 2000. Of the total assets under administration, $89.8 billion is managed by Northern Trust, compared to $100.1 billion one year ago. Net new recurring PFS trust business sold during the first nine months totaled approximately $47 million in annualized fees.

         Trust fees from Corporate & Institutional Services (C&IS) in the quarter increased 3% to $150.8 million, compared to $146.0 million in the year-ago quarter. Securities lending fees increased 8% to $29.3 million and were the principal contributor to the overall increase. The securities lending growth reflected higher volumes, as well as increased spreads earned on the investment of collateral. Custody fees increased to $51.2 million, up 4%, largely driven by new global custody business. Fees from asset management totaled $46.2 million, up slightly from the $46.0 million in the year-ago quarter, which included $3.4 million of performance-based fees compared to $.7 million in the current quarter. Northern Trust Retirement Consulting, L.L.C. recorded fees of $14.2 million, essentially unchanged from last year's third quarter.

         C&IS trust assets under administration totaled $1.43 trillion at September 30, 2001, compared to $1.52 trillion at September 30, 2000. Of the C&IS trust assets under administration, $237.7 billion is managed by Northern Trust, down slightly from September 30, 2000. Trust assets under administration include $424.9 billion of global custody assets, up

                                     -more-

12% from a year ago. Net new recurring C&IS trust business sold during the first nine months totaled approximately $57 million in annualized fees.

         Foreign exchange trading profits were $37.2 million for the quarter, compared to $37.6 million in the third quarter of 2000. The current quarter reflects continued volatility in major currencies and transaction flows associated with global custody assets.

         Treasury management revenues, which include both fees and the computed value of compensating deposit balances, were $28.6 million, up 5% from last year's third quarter due to new business and higher transaction volumes from existing clients. The fee portion of these revenues in the quarter was $21.0 million, up 16% from $18.1 million in the comparable quarter last year, partly as a result of more clients electing to pay for services in fees rather than in compensating deposit balances. Revenues from security commissions and trading income were $8.1 million, essentially unchanged from last year.

         Other operating income was $19.2 million for the third quarter compared to $23.5 million in the same period last year. Included in the prior year results was $2.5 million in nonrecurring income from an asset exchange. The remainder of the change in other operating income primarily reflects lower levels of trust deposit-related revenues.

         Net interest income for the quarter, stated on a fully taxable equivalent basis, totaled $161.6 million, up 3% from the $157.1 million reported in the prior year quarter. Total average earning assets of $31.4 billion were unchanged from last year's third quarter, but the net interest margin improved to 2.05% from 1.99%. The interest margin benefited from loan growth of 6% to $17.9 billion and the favorable impact of lower short-term interest rates during the quarter. Other favorable factors include a 6% increase in noninterest-related funds and a 6% increase in retail savings deposits. Money market assets increased from $3.7 billion in last year's third quarter to $5.7 billion in the current year quarter while securities decreased 29% to average $7.7 billion.

                                     -more-

         The provision for credit losses was $5.0 million in the quarter, unchanged from the same quarter last year and down from $11.5 million recorded in the second quarter of 2001. The second quarter included a provision related to sales of nonperforming loans. Net charge-offs for the quarter totaled $6.6 million and, on an annualized basis, represented .15% of average loans. Nonperforming assets of $115.8 million at September 30, 2001 were up from $109.4 million at June 30, 2001. The $158.1 million reserve for credit losses at September 30, 2001 represented a reserve to loan ratio of .84% compared to .88% at June 30, 2001. Nonaccrual loans of $114.2 million at quarter-end represent
 .61% of total loans and were covered 1.4 times by the reserve.

         Noninterest expenses totaled $343.6 million for the quarter, essentially unchanged from $344.9 million in the year-ago quarter. Expenses continue to be closely monitored through various initiatives implemented by management to control certain expense categories, including controlling staff levels, limiting staff-related and other discretionary expenses, and modifying some cash incentive plans for 2001 to include a stock option grant component.

         Compensation and employee benefits represented 59% of total operating expenses and totaled $204.2 million, down 1% from a year ago. Staff growth and salary increases were more than offset by lower performance-based pay. Staff on a full-time equivalent basis at September 30, 2001 totaled 9,353 and reflects the reduction of staff resulting from the previously announced formation of a joint venture with Fiserv, Inc., to provide receivables management services. The expenses related to this service are now a component of other operating expenses. After adjusting for the impact of this venture, staff levels have increased 4% since last year and 2% since December 31, 2000.

         The balance of the change in total expense reflects increased costs associated with technology investments, office expansion, operating costs relating to the significant growth in transaction volumes, and payments made to Fiserv, Inc. for receivables management services processing. These increases were partially offset by a number of factors, including a reduction in performance-based payments to investment sub-advisors.

                                     -more-

                                  BALANCE SHEET

         Balance sheet assets averaged $35.1 billion for the quarter, up 2% from last year's third quarter average of $34.5 billion, primarily reflecting growth in loans. Loans and leases averaged $17.9 billion for the quarter, an increase of $1.1 billion or 6%. Residential mortgages increased $633 million, or 10%, to average $7.2 billion for the quarter and represented 40% of the total loan portfolio. The lease portfolio grew $334 million, or 44%, and averaged $1.1 billion for the quarter. Commercial and industrial loans averaged $4.9 billion, unchanged from a year ago. The securities portfolio decreased 29% to average $7.7 billion during the period while money market assets averaged $5.7 billion, up from $3.7 billion last year.

         Common stockholders' equity averaged a record $2.5 billion, up 16% from last year's third quarter. The increase primarily reflects the retention of earnings, offset in part by the repurchase of common stock pursuant to the Corporation's share buyback program. During the quarter, the Corporation acquired a total of 798,342 shares at a cost of $47.1 million. An additional 5.4 million shares may be purchased after September 30, 2001 under the current share buyback program.

                        NINE-MONTH PERFORMANCE HIGHLIGHTS

         Net income per common share increased 8% to $1.66 for the nine-month period ended September 30, 2001. Net income increased to $385.1 million from the $359.6 million earned last year and resulted in a return on average common equity of 20.7% and a productivity ratio of 162%.

         Total revenues increased 4% from 2000 levels. Trust fees totaled $927.2 million, up 3% from $896.3 million last year. Foreign exchange trading profits totaled $112.6 million, essentially unchanged from last year's performance. Treasury management revenues from both fees and the computed value of compensating deposit balances increased 8% to $86.2 million. Net interest income, stated on a fully taxable equivalent basis, totaled $484.3 million, up 5% from $462.0 million reported last year.

                                     -more-

          The $21.5 million provision for credit losses was $2.5 million higher than the $19.0 million required in the first nine months of 2000. Noninterest expenses were up 3% and totaled $1.04 billion compared to $1.01 billion a year ago.

                           FORWARD-LOOKING STATEMENTS

         This news release may be deemed to include forward-looking statements, such as statements that relate to Northern Trust's financial goals, dividend policy, expansion and business development plans, business prospects and positioning with respect to market and pricing trends, new business results and outlook, changes in securities market prices, credit quality, planned capital expenditures and technology spending, and the effect of any extraordinary events (such as the September 11, 2001 events) and various other matters (including changes in accounting standards and interpretations) on Northern Trust's business and results. Actual results could differ materially from those indicated by these statements. Northern Trust Corporation's 2000 Annual Report to Shareholders, including the section of Management's Discussion and Analysis captioned "Factors Affecting Future Results," and periodic reports to the Securities and Exchange Commission contain additional information about factors that could affect actual results, including certain economic, interest rate, market and credit risks, competitive conditions, Northern Trust's success in executing various parts of its business plans, technology risks, including material systems interruptions or errors, and risks associated with changes in the regulatory framework resulting from enactment of the Gramm-Leach-Bliley Act of 1999 and other regulatory changes and factors. All forward-looking statements included in this news release are based on information available at the time of the release, and Northern Trust Corporation assumes no obligation to update any forward-looking statement.

                WEBCAST OF THIRD QUARTER EARNINGS CONFERENCE CALL

         Northern Trust's third quarter earnings conference call will be webcast live on Monday, October 15, 2001. The Internet webcast opens the call to all investors, allowing them to listen to the Chief Financial Officer's comments. The live call will be conducted at 11 a.m. CDT and is accessible on Northern Trust's web site at:

         http://www.northerntrust.com/aboutus/news/financial_releases.html

The only authorized rebroadcast of the live call will be available on Northern Trust's web site beginning at approximately 1:00 p.m. CDT on October 15, 2001 until 6:00 p.m. on October 22, 2001. Participants will need Windows Media(TM) software, which can be downloaded free through Northern's web site. This earnings release can also be accessed at the above web address.

                                      / / /

                        NORTHERN TRUST CORPORATION                        Page 1
                (Supplemental Consolidated Financial Information)

STATEMENT OF INCOME STATISTICS
------------------------------
($ In Millions Except Per Share Data)                                            THIRD QUARTER
------------------------------------                          -------------------------------------------------
                                                                  2001              2000           -% Change (*)
                                                              -------------------------------------------------
                                                              ------------
Noninterest Income

     Trust Fees                                               $     304.3       $     304.7                  0 %
     Foreign Exchange Trading Profits                                37.2              37.6                 (1)
     Treasury Management Fees                                        21.0              18.1                 16
     Security Commissions & Trading Income                            8.1               8.0                  0
     Other Operating Income                                          19.2              23.5                (18)
     Investment Security Transactions                                  -                  -                  -
                                                              ------------      ------------       ------------
Total Noninterest Income                                            389.8             391.9                 (1)

Interest Income (Taxable Equivalent)                                408.7             545.6                (25)
Interest Expense                                                    247.1             388.5                (36)
                                                              ------------      ------------       ------------
Net Interest Income (Taxable Equivalent)                            161.6             157.1                  3

Total Revenue (Taxable Equivalent)                                  551.4             549.0                0.4

Noninterest Expenses

     Compensation                                                   174.1             179.8                 (3)
     Employee Benefits                                               30.1              27.5                  9
     Occupancy Expense                                               25.8              21.8                 19
     Equipment Expense                                               20.8              18.1                 15
     Other Operating Expenses                                        92.8              97.7                 (5)
                                                              ------------      ------------       ------------
Total Noninterest Expenses                                          343.6             344.9               (0.4)

Provision for Credit Losses                                           5.0               5.0                  0
Taxable Equivalent Adjustment                                        12.6              14.3                (12)
                                                              ------------      ------------       ------------
Income before Income Taxes                                          190.2             184.8                  3
Provision for Income Taxes                                           63.6              61.5                  3
                                                              ------------      ------------       ------------

NET INCOME                                                    $     126.6       $     123.3                  3 %
                                                              ============      ============       ============

Net Income Per Common Share
     Basic                                                    $      0.57       $      0.55                  4 %
     Diluted                                                         0.55              0.53                  4

Return on Average Common Equity                                     19.63 %           22.12 %
Average Common Equity                                         $   2,540.7       $   2,190.6                 16 %
Return on Average Assets                                             1.43 %            1.42 %

Common Dividend Declared per Share                            $     0.155       $     0.135                 15 %
Preferred Dividends (millions)                                        0.9               1.5                (39)

Average Common Shares Outstanding (000s)
     Basic                                                        221,454           220,749
     Diluted                                                      228,779           230,937
Common Shares Outstanding (EOP)                                   222,115           221,782
                                                             ------------

(*) Percentage change calculations are based on actual balances rather than the rounded amounts presented in Supplemental Consolidated Financial Information.

Note: Certain reclassifications have been made to prior periods' financial statements to place them on a basis comparable with the current period's financial statements.

                        NORTHERN TRUST CORPORATION                        Page 2
                (Supplemental Consolidated Financial Information)

STATEMENT OF INCOME STATISTICS
------------------------------
($ In Millions Except Per Share Data)
-------------------------------------                                           NINE MONTHS
                                                              -------------------------------------------------
                                                                 2001              2000            % Change (*)
                                                              -------------------------------------------------
Noninterest Income                                            -----------
     Trust Fees                                               $     927.2       $     896.3                  3 %
     Foreign Exchange Trading Profits                               112.6             113.7                 (1)
     Treasury Management Fees                                        61.7              53.4                 16
     Security Commissions & Trading Income                           26.2              25.9                  1
     Other Operating Income                                          65.9              57.9                 14
     Investment Security Transactions                                   -                 -                  -
                                                              -----------       -----------        -----------
Total Noninterest Income                                          1,193.6           1,147.2                  4

Interest Income (Taxable Equivalent)                              1,380.0           1,506.0                 (8)
Interest Expense                                                    895.7           1,044.0                (14)
                                                              -----------       -----------        -----------
Net Interest Income (Taxable Equivalent)                            484.3             462.0                  5

Total Revenue (Taxable Equivalent)                                1,677.9           1,609.2                4.3

Noninterest Expenses
     Compensation                                                   520.0             514.6                  1
     Employee Benefits                                               95.4              84.0                 14
     Occupancy Expense                                               75.8              64.8                 17
     Equipment Expense                                               63.6              54.5                 17
     Other Operating Expenses                                       282.2             291.3                 (3)
                                                              -----------       -----------        -----------
Total Noninterest Expenses                                        1,037.0           1,009.2                2.8

Provision for Credit Losses                                          21.5              19.0                 13
Taxable Equivalent Adjustment                                        40.8              39.0                  5
                                                              -----------       -----------        -----------
Income before Income Taxes                                          578.6             542.0                  7
Provision for Income Taxes                                          193.5             182.4                  6
                                                              -----------       -----------        -----------

NET INCOME                                                    $     385.1       $     359.6                  7 %
                                                              ===========       ===========        ===========

Net Income Per Common Share
     Basic                                                    $      1.72       $      1.61                  7 %
     Diluted                                                         1.66              1.54                  8

Return on Average Common Equity                                     20.72 %           22.21 %
Average Common Equity                                         $   2,462.8       $   2,137.1                 15 %
Return on Average Assets                                             1.44 %            1.44 %

Common Dividends Declared per Share                           $     0.465       $     0.405                 15 %
Preferred Dividends (millions)                                        3.4               4.2                (21)

Average Common Shares Outstanding (000s)
     Basic                                                        221,574           220,986
     Diluted                                                      229,357           230,513
Common Shares Outstanding (EOP)                                   222,115           221,782
                                                              -----------

                        NORTHERN TRUST CORPORATION                        Page 3
                (Supplemental Consolidated Financial Information)

BALANCE SHEET ($ IN MILLIONS)
-----------------------------

                                                                            SEPTEMBER 30
                                                        ------------------------------------------------------
                                                             2001                 2000            % Change (*)
                                                        ------------------------------------------------------
Assets
------                                                  --------------
   Money Market Assets                                  $      6,140.5       $     3,300.3                 86%
   Securities
       U.S. Government                                           160.4               236.2                (32)
       Federal Agency and Other                                5,321.6             9,328.9                (43)
       Municipal                                                 521.1               471.0                 11
       Trading Account                                            13.7                13.9                 (1)
                                                        --------------       -------------         ----------
   Total Securities                                            6,016.8            10,050.0                (40)
   Loans and Leases                                           18,755.4            17,730.1                  6
                                                        --------------       -------------         ----------
   Total Earning Assets                                       30,912.7            31,080.4                 (1)
   Reserve for Credit Losses                                    (158.1)             (158.0)                 0
   Cash and Due from Banks                                     1,685.6             1,361.8                 24
   Trust Security Settlement Receivables                         709.9               656.7                  8
   Buildings and Equipment                                       484.6               409.8                 18
   Other Nonearning Assets                                     1,489.7             1,443.0                  3
                                                        --------------       -------------         ----------
  Total Assets                                          $     35,124.4           $34,793.7                  1%
                                                        ==============       =============         ==========

Liabilities and Stockholders' Equity
------------------------------------
   Interest-Bearing Deposit
       Savings                                          $      8,308.7       $     7,664.4                  8%
       Other Time                                                756.3               440.0                 72
       Foreign Office Time                                     8,434.8             7,991.2                  6
                                                        --------------       -------------         ----------
   Total Interest-Bearing Deposits                            17,499.8            16,095.6                  9
   Borrowed Funds                                              6,753.6             8,740.5                (23)
   Senior Notes and Long-Term Debt                             1,484.7             1,405.9                  6
                                                        --------------       -------------         ----------
   Total Interest-Related Funds                               25,738.1            26,242.0                 (2)
   Demand & Other Noninterest-Bearing Deposits                 5,288.7             5,059.0                  5
   Other Liabilities                                           1,371.8             1,132.2                 21
                                                        --------------       -------------         ----------
   Total Liabilities                                          32,398.6            32,433.2                  0
   Common Equity                                               2,605.8             2,240.5                 16
   Preferred Equity                                              120.0               120.0                  0
                                                        --------------       -------------         ----------
  Total Liabilities and Stockholders' Equity            $     35,124.4       $    34,793.7                  1%
                                                        --------------       =============         ==========

                        NORTHERN TRUST CORPORATION                        Page 4
                (Supplemental Consolidated Financial Information)


AVERAGE BALANCE SHEET ($ IN MILLIONS)
------------------------------------

                                                                            THIRD QUARTER
                                                        ----------------------------------------------------
                                                             2001                2000          % Change (*)
                                                        ----------------------------------------------------
Assets
------
                                                        ------------
   Money Market Assets                                     $ 5,726.3           $ 3,712.3                 54%
   Securities
       U.S. Government                                         169.3               234.0                (28)
       Federal Agency and Other                              7,053.5            10,122.3                (30)
       Municipal                                               502.9               473.5                  6
       Trading Account                                          10.9                12.0                 (9)
                                                        ------------        ------------       ------------
   Total Securities                                          7,736.6            10,841.8                (29)
   Loans and Leases                                         17,887.6            16,825.3                  6
                                                        ------------        ------------       ------------
   Total Earning Assets                                     31,350.5            31,379.4                  0
   Reserve for Credit Losses                                  (158.9)             (158.6)                 0
   Nonearning Assets                                         3,868.4             3,254.4                 19
                                                        ------------        ------------       ------------
  Total Assets                                             $35,060.0           $34,475.2                  2%
                                                        ============        ============       ============

Liabilities and Stockholders' Equity
------------------------------------
   Interest-Bearing Deposits
       Savings                                             $ 7,840.0           $ 7,366.1                  6%
       Other Time                                            1,066.3             1,197.3                (11)
       Foreign Office Time                                   8,942.7             7,715.3                 16
                                                        ------------        ------------       ------------
   Total Interest-Bearing Deposits                          17,849.0            16,278.7                 10
   Borrowed Funds                                            6,850.2             8,883.0                (23)
   Senior Notes and Long-Term Debt                           1,527.1             1,405.9                  9
                                                        ------------        ------------       ------------
   Total Interest-Related Funds                             26,226.3            26,567.6                 (1)
   Demand & Other Noninterest-Bearing Deposits               4,954.3             4,388.0                 13
   Other Liabilities                                         1,218.7             1,209.0                  1
                                                        ------------        ------------       ------------
   Total Liabilities                                        32,399.3            32,164.6                  1
   Common Equity                                             2,540.7             2,190.6                 16
   Preferred Equity                                            120.0               120.0                  0
                                                        ------------        ------------       ------------
  Total Liabilities and Stockholders' Equity               $35,060.0           $34,475.2                  2%
                                                        ------------        ============       ============

                           NORTHERN TRUST CORPORATION                    Page 5
                (Supplemental Consolidated Financial Information)

QUARTERLY TREND DATA
--------------------
($ In Millions Except Per Share Data)                                     2001                                   2000
-------------------------------------                                    Quarters                              Quarters
                                                    ---------------------------------------------       ----------------------
                                                       Third              Second           First          Fourth        Third
                                                    ---------------------------------------------       ----------------------
Net Income Summary
------------------                                  -----------
   Trust Fees                                       $     304.3         $   317.7       $   305.2       $   304.9     $  304.7
   Other Noninterest Income                                85.5              96.6            84.3            84.9         87.2
   Net Interest Income (Taxable Equivalent)               161.6             160.7           162.0           159.9        157.1
                                                    -----------         ---------       ---------       ---------     --------
     Total Revenue (Taxable Equivalent)                   551.4             575.0           551.5           549.7        549.0
   Provision for Credit Losses                              5.0              11.5             5.0             5.0          5.0
   Noninterest Expenses                                   343.6             351.8           341.6           342.3        344.9
                                                    -----------         ---------       ---------       ---------     --------
     Pretax Income (Taxable Equivalent)                   202.8             211.7           204.9           202.4        199.1
   Taxable Equivalent Adjustment                           12.6              14.3            13.9            14.3         14.3
   Provision for Income Taxes                              63.6              66.1            63.8            62.6         61.5
                                                    -----------         ---------       ---------       ---------     --------
     Net Income                                     $     126.6         $   131.3       $   127.2       $   125.5     $  123.3
                                                    ===========         =========       =========       =========     ========

Per Common Share
----------------
   Net Income - Basic                               $      0.57         $    0.59       $    0.57       $    0.56     $   0.55
              - Diluted                                    0.55              0.57            0.55            0.54         0.53
   Dividend Declared                                      0.155             0.155           0.155           0.155        0.135
   Book Value (EOP)                                       11.73             11.42           11.02           10.54        10.10
   Market Value (EOP)                                     52.48             62.50           62.50           81.56        88.88

Ratios
------
   Return on Average Common Equity                        19.63%            21.10%          21.53%          21.77%       22.12%
   Return on Average Assets                                1.43              1.45            1.45            1.38         1.42
   Net Interest Margin                                     2.05              1.96            2.05            1.96         1.99
   Productivity Ratio  (*)                                  160%              163%            161%            161%         159%
   Risk-based Capital Ratios
       Tier 1                                             10.58%            10.45%          10.08%           9.78%        9.38%
       Total (Tier 1 + Tier 2)                            13.92             13.97           13.68           12.86        12.52
       Leverage                                            7.88              7.43            7.31            6.92         6.94

Trust Assets ($ in Billions) - EOP
----------------------------------
   Corporate                                        $   1,431.5         $ 1,516.0       $ 1,486.5       $ 1,515.0     $1,515.3
   Personal                                               149.8             161.1           160.0           168.8        171.2
                                                    -----------         ---------       ---------       ---------     --------
     Total Trust Assets                             $   1,581.3         $ 1,677.1       $ 1,646.5       $ 1,683.8     $1,686.5
                                                    ===========         =========       =========       =========     ========
   Memo:  Managed Assets                            $     327.5         $   341.5       $   336.6       $  $338.0     $  338.3

Asset Quality ($ in Millions) - EOP
-----------------------------------
   Nonaccrual Loans                                 $     114.2         $   107.9       $   111.1       $    76.3     $   76.8
   Other Real Estate Owned (OREO)                           1.6               1.5             1.6             2.2          2.0
                                                    -----------         ---------       ---------       ---------     --------
     Total Nonperforming Assets                     $     115.8         $   109.4       $   112.7       $    78.5     $   78.8
                                                    ===========         =========       =========       =========     ========
     Nonperforming Assets / Loans & OREO                   0.62%             0.60%           0.63%           0.43%        0.44%
   Gross Charge-offs                                $       6.7         $    19.9       $     0.7       $     0.6     $    6.8
   Gross Recoveries                                         0.1               0.2             0.7             0.5          0.5
                                                    -----------         ---------       ---------       ---------     --------
     Net Charge-offs                                $       6.6         $    19.7       $     0.0       $     0.1     $    6.3
                                                    ===========         =========       =========       =========     ========
   Net Charge-offs (Annualized) to Average Loans           0.15%             0.44%          0.001%          0.002%        0.15%
   Reserve for Credit Losses                        $     158.1         $   159.7       $   167.9       $   162.9     $  158.0
   Reserve to Nonaccrual and Restructured Loans             138%              148%            151%            213%         206%
                                                    -----------

(*) The productivity ratio is defined as total revenue on a taxable equivalent basis divided by noninterest expenses.